UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

THE WHITEWAVE FOODS COMPANY

(Exact name of registrant as specified in its charter)

Delaware	46-0631061
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

2711 North Haskell Ave., Suite 3400 Dallas, TX	75204
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Class B Common Stock, $0.01 par value per share	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act: None.

Item 1. Description of Registrant’s Securities to be Registered.

The description under the heading “Description of Capital Stock” relating to the Registrant’s Class B common stock, $0.01 par value per share, in the prospectus included in the Registrant’s Registration Statement on Form S-1 (File No. 333-183112), as originally filed with the Securities and Exchange Commission (the “Commission”) on August 7, 2012, as amended (the “Registration Statement”), filed under the Securities Act of 1933, as amended (the “Securities Act”), is incorporated herein by reference.

As described in the Registration Statement, each share of the Registrant’s Class B common stock is currently entitled to ten votes with respect to all matters submitted to a vote of the Registrant’s stockholders, subject to reduction in accordance with the Registrant’s amended and restated certificate of incorporation. On May 1, 2013, the Registrant’s Board of Directors approved a reduction in voting rights of the Registrant’s Class B common stock. Effective upon the distribution by Dean Foods Company (“Dean Foods”) of an aggregate of 47,686,000 shares of the Registrant’s Class A common stock and 67,914,000 shares of the Registrant’s Class B common stock on May 23, 2013, as a pro rata dividend on shares of Dean Foods common stock outstanding at the close of business on May 17, 2013, each share of the Registrant’s Class B common stock will become entitled to ten votes with respect to the election and removal of directors and one vote with respect to all other matters submitted to a vote of the Registrant’s stockholders. Dean Foods has consented to the reduction in the voting rights of the Registrant’s Class B common stock.

The Registrant has applied to list the Registrant’s Class B common stock on The New York Stock Exchange under the symbol “WWAV.B.”

Item 2. Exhibits.

3.1	Certificate of Incorporation of the Registrant(1)

3.2	By-laws of the Registrant(1)

4.1*	Specimen Stock Certificate evidencing the shares of Class B common stock

*	Submitted electronically herewith
(1)	Incorporated by reference to the exhibits to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: May 13, 2013

THE WHITEWAVE FOODS COMPANY

By:	/s/ Roger E. Theodoredis
Name:	Roger E. Theodoredis
Title:	Executive Vice President, General Counsel and Secretary